NEWS RELEASE

Valvoline Inc. Reports Second Quarter Fiscal 2017 Financial Results and Announces $150 Million Share Repurchase Program
Net income growth of 4 percent, operating income growth of 13 percent

•	Reported net income of $71 million and reported earnings per diluted share (EPS) of $0.35

•	Adjusted EPS of $0.37, up 6 percent

•	Reported operating income of $117 million

•	EBITDA from operating segments (Core North America, Quick Lubes and International) was in line with prior year at $115 million

•	Lubricant volume grew 3 percent to 45.0 million gallons

•	Valvoline Instant Oil ChangeSM (VIOC) system-wide same-store sales (SSS) growth of 3.9 percent

•	Full-year guidance remains unchanged, including adjusted EPS of $1.36-$1.43

LEXINGTON, Ky., April 25, 2017 – Valvoline Inc. (NYSE: VVV), a leading supplier of premium branded lubricants and automotive services, today reported financial results for the second fiscal quarter ended March 31, 2017.
ValvolineTM results were driven by growth in premium product mix, strong sales in VIOC and continued volume gains in international markets.
Volume growth and favorable mix were partially offset by cost increases announced during the quarter, resulting in gross profit growth of 3 percent to $198 million. Valvoline announced price increases to offset the higher raw material costs, reflecting the company's disciplined approach to margin management. EBITDA from operating segments was flat with the prior year, as the growth in gross profit was offset by planned increases in SG&A.
Reported second-quarter EPS increased 2 cents to $0.35 as compared to the prior year period. Adjusted EPS of $0.37 also increased 2 cents, attributable to the new capital structure resulting from the planned separation from Ashland, with pension income increases partially offset by additional interest expense.
All comparisons in this news release are with the second quarter of fiscal year 2016, unless otherwise stated. To aid in the understanding of Valvoline's ongoing business performance, certain items in this news release are presented on an adjusted basis. For a reconciliation of non-GAAP measures (which are defined in the paragraph "Use of Non-GAAP Measures"), refer to tables 7, 8 and 9 in this news release.
Adjusted second-quarter earnings excluded $6 million of pretax separation costs. Adjusted prior-year results excluded a pretax loss on pension and other postretirement plan remeasurements of $5 million and acquisition-related costs of $1 million.
"Our fiscal second quarter results represent another example of our teams delivering against our core priorities,” said Chief Executive Officer Sam Mitchell. "Core North America produced an impressive increase in premium product mix, demonstrating the strength of the Valvoline brand. Our VIOC business delivered another quarter of growth in same-store sales and added 56 units year over year as we continue to build out the industry's best quick-lube service model. Volume gains in International were broad based across both developed and emerging markets, primarily driven by the success of our ongoing channel development efforts."
Operating Segment Results
Core North America

•	Lubricant volume declined 5% to 24.6 million gallons

•	Branded premium mix increased 500 basis points to 46.5%

•	Operating income declined 3% to $57 million, EBITDA declined 5% to $60 million
In the Core North America segment, branded volumes were consistent with prior year, offset by the decline of lower-margin non-branded business that led to the overall volume decrease for the segment. The company announced price increases across all channels in Core North America in order to offset rising raw material costs.
The segment continued to drive growth of premium product sales with premium mix increasing 500 basis points to 46.5 percent of branded volume. This increase reflects the business's ongoing efforts to create value for retailer and installer customers through innovative products and packaging, targeted marketing and enhanced service offerings.
Core North America segment EBITDA for the quarter declined due to lower volume and a positive price-cost lag effect in the prior year.
Quick Lubes

•	VIOC SSS increased 3.9% overall, 2.1% for company-owned and 4.7% for franchised stores

•	Operating income grew 7% to $31 million, EBITDA grew 9% to $36 million

•	VIOC ended the quarter with 1,108 stores overall, an increase of 32 during the period and 56 over prior year
The Quick Lubes operating segment continued its trend of growing sales and profits, led by another quarter of positive SSS growth and the contribution from new stores gained through a combination of acquisitions and franchise store additions. System-wide, year-to-date SSS has increased 6.4%, in line with the company's full-year guidance.

On April 19, 2017, Valvoline completed the acquisition of nine VIOC franchise locations in San Antonio, Texas. Like the Time-It Lube acquisition, which closed early in the quarter, this addition to company-owned stores broadens our base for growth in Texas.
International

•	Lubricant volume grew 13% to 14.9 million gallons

•	Emerging markets volume (including unconsolidated joint ventures) grew 13%, mature markets volume increased by 12%

•	Operating income grew 6% to $18 million, EBITDA was flat at $19 million
The International operating segment delivered broad-based volume growth across both emerging and mature markets. Volume gains were the result of ongoing market penetration, which was due to a combination of expanded distribution, brand building and channel development.
The segment demonstrated disciplined margin management in passing through price increases in response to rising raw material costs, which resulted in unit margins that were in line with the prior year. Equity and other income was flat year over year.
Balance Sheet and Cash Flow

•	Total debt of $737 million

•	Net debt of $602 million

•	Cash provided by operating activities for the first half of 2017 was $70 million
Cash flow from operating activities decreased $21 million from the first half of the prior year, primarily driven by $24 million of additional interest and retirement contributions.
Share Repurchase Program
Valvoline's board of directors has authorized a share repurchase program, under which the company may repurchase up to $150 million of its common stock. Purchases will be made in accordance with all applicable securities laws and regulations, including Rules 10b5-1 and 10b-18 of the Securities Exchange Act of 1934, as amended, and will be funded from available liquidity.
"Our new share repurchase program demonstrates the board's and management's confidence in the strength of Valvoline's business and its cash flows," Mitchell said. "We believe our balanced approach -- reinvesting in the business for growth and returning capital to shareholders, while maintaining balance sheet flexibility -- drives a strong value-creation opportunity for our shareholders."
The timing and amount of any purchases of common stock will be based on the level of Valvoline's liquidity, general business and market conditions and other factors, including alternative investment opportunities. The term of the new repurchase program extends through December 31, 2019.
Fiscal 2017 Outlook and Update on Separation from Ashland
As reported separately today, the board of directors of Ashland Global Holdings Inc. has finalized the details of the distribution of its remaining interest in Valvoline, including the approximate distribution ratio of 2.73 shares of Valvoline stock for each share of Ashland stock, and the record and distribution dates, of May 5 and May 12, 2017, respectively, for the final separation.

Based on performance through the first half of the fiscal year, Valvoline continues to expect that it will achieve its full-year results in line with previous expectations, including full-year cash flow of $130-$150 million and adjusted EPS of $1.36-$1.43.
For third-quarter fiscal 2017, Valvoline anticipates adjusted EBITDA from operating segments of $106-$111 million.
Conference Call Webcast
Valvoline will host a live audio webcast of its second-quarter fiscal 2017 conference call at 8 a.m. ET on Wednesday, April 26, 2017. The webcast and supporting materials will be accessible through Valvoline's website at http://investors.valvoline.com. Following the live event, an archived version of the webcast and supporting materials will be available for 12 months.
Initial Public Offering (IPO) and Basis of Presentation
In September 2016, in connection with the IPO, Ashland Inc. contributed the capital stock of its business unit Valvoline to Valvoline Inc., which continues to be a controlled, public subsidiary of Ashland. Prior to this time, Ashland held substantially all of the assets and liabilities related to Valvoline’s current business.
The financial statements for periods presented prior to the IPO were prepared on a stand-alone basis, derived from Ashland’s consolidated financial statements and accounting records using the historical results of operations, and assets and liabilities attributed to Valvoline’s operations, including allocations of expenses from Ashland. For periods following the IPO, Valvoline was transferred various assets and liabilities from Ashland and has been operating as a stand-alone business with arms-length transition service agreements with Ashland.  Our consolidated and segment results for periods prior to the IPO are not necessarily indicative of our future performance and do not reflect what our financial performance would have been had we been a stand-alone public company during the periods presented.
Use of Non-GAAP Measures
Valvoline has included within this news release several non-GAAP measures, on both a consolidated and reportable segment basis, which are not defined within U.S. GAAP and do not purport to be alternatives to net income or cash flows from operating activities as a measure of operating performance or cash flows. The following are the non-GAAP measures management has included and how management defines them:

•	EBITDA, which management defines as net income, plus income tax expense (benefit), net interest and other financing expenses, and depreciation and amortization;

•
Adjusted EBITDA, which management defines as EBITDA adjusted for losses (gains) on pension and other postretirement plans remeasurement, net gain (loss) on acquisitions and divestitures, impairment of equity investment, restructuring, other income and (expense) and other items (which can include costs related to the Separation from Ashland, pro forma impact of significant acquisitions or divestitures, or restructuring costs); and

•	Free cash flow, which management defines as operating cash flows less capital expenditures and certain other adjustments as applicable.

These measures are not prepared in accordance with U.S. GAAP, contain management’s best estimates of cost allocations and shared resource costs. Management believes the use of non-GAAP measures on a consolidated and reportable segment basis assists investors in understanding the ongoing operating performance of Valvoline’s business by presenting comparable financial results between periods. The non-GAAP information provided is used by Valvoline’s management and may not be comparable to similar measures disclosed by other companies, because of differing methods used by other companies in calculating EBITDA and Adjusted EBITDA. EBITDA and Adjusted EBITDA provide a supplemental presentation of Valvoline’s operating performance on a consolidated and reportable segment basis.
Adjusted EBITDA generally includes adjustments for unusual, non-operational or restructuring-related activities. Valvoline’s condensed consolidated financial statements include actuarial gains and losses for defined benefit pension and other postretirement benefit plans recognized annually in the fourth quarter of each fiscal year and whenever a plan is determined to qualify for a remeasurement during a fiscal year. Actuarial gains and losses occur when actual experience differs from the estimates used to allocate the change in value of pension and other postretirement benefit plans to expense throughout the year or when assumptions change, as they may each year. Significant factors that can contribute to the recognition of actuarial gains and losses include changes in discount rates used to remeasure pension and other postretirement obligations on an annual basis or upon a qualifying remeasurement, differences between actual and expected returns on plan assets and other changes in actuarial assumptions, for example the life expectancy of plan participants. Management believes Adjusted EBITDA, which includes the expected return on pension plan assets and excludes both the actual return on pension plan assets and the impact of actuarial gains and losses, provides investors with a meaningful supplemental presentation of Valvoline’s operating performance. Management believes these actuarial gains and losses are primarily financing activities that are more reflective of changes in current conditions in global financial markets (and in particular interest rates) that are not directly related to the underlying business and that do not have an immediate, corresponding impact on the compensation and benefits provided to eligible employees and retirees.
Management uses free cash flow as an additional non-GAAP metric of cash flow generation. By deducting capital expenditures, management is able to provide a better indication of the ongoing cash being generated that is ultimately available for both debt and equity holders as well as other investment opportunities. Unlike cash flow from operating activities, free cash flow includes the impact of capital expenditures, providing a more complete picture of cash generation. Free cash flow has certain limitations, including that it does not reflect adjustments for certain non-discretionary cash flows, such as allocated costs and mandatory debt repayments. The amount of mandatory versus discretionary expenditures can vary significantly between periods.
Valvoline’s results of operations are presented based on Valvoline’s management structure and internal accounting practices. The structure and practices are specific to Valvoline; therefore, Valvoline’s financial results, EBITDA, Adjusted EBITDA and free cash flow are not necessarily comparable with similar information for other comparable companies. EBITDA, Adjusted EBITDA and free cash flow each have limitations as an analytical tool and should not be considered in isolation from, or as an alternative to, or more meaningful than, net income and cash flows provided from operating activities as determined in accordance with U.S. GAAP. Because of these limitations, you should rely primarily on net income and cash flows provided from operating activities as determined in accordance with U.S. GAAP and use EBITDA, Adjusted EBITDA, and free cash flow only as supplements. In evaluating EBITDA, Adjusted EBITDA, and free cash flow, you should be aware that in the future Valvoline may incur expenses similar to those for which adjustments are made in calculating EBITDA, Adjusted EBITDA, and free cash flow. Valvoline’s presentation of EBITDA, Adjusted EBITDA, and free cash flow should not be construed as a basis to infer that Valvoline’s future results will be unaffected by unusual or non-recurring items.
About ValvolineTM
Valvoline Inc. (NYSE: VVV) is a leading worldwide producer and distributor of premium-branded automotive, commercial and industrial lubricants, and automotive chemicals. Valvoline ranks as the #2 quick-lube chain by number of stores and #3 passenger car motor oil brand in the DIY market by volume in the United States. The brand operates and franchises more than 1,070 Valvoline Instant Oil ChangeSM centers in the United States. It also markets ValvolineTM lubricants and automotive chemicals; MaxLifeTM lubricants created for higher-mileage engines, SynPowerTM synthetic motor oil; and ZerexTM antifreeze. Visit www.valvoline.com to learn more.
Forward-Looking Statements
This news release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. All statements, other than statements of historical facts, contained in the news release, including statements regarding our industry, position, goals, strategy, operations, financial position, revenues, estimated costs, prospects, margins, profitability, capital expenditures, liquidity, capital resources, dividends, plans and objectives of management are forward-looking statements. Valvoline has identified some of these forward-looking statements with words such as “anticipates,” “believes,” “expects,” “estimates,” “is likely,” “predicts,” “projects,” “forecasts,” “may,” “will,” “should” and “intends” and the negative of these words or other comparable terminology. In addition, Valvoline™ may, from time to time, make forward-looking statements in its annual report, quarterly reports and other filings with the Securities and Exchange Commission (“SEC”), news releases and other written and oral communications. These forward-looking statements are based on Valvoline’s current expectations and assumptions regarding, as of the date such statements are made, Valvoline’s future operating performance and financial condition, including Valvoline’s separation from Ashland (the “Separation”), the expected timetable for Ashland’s potential distribution of its remaining Valvoline common stock to Ashland shareholders (the “Stock Distribution”) and Valvoline’s future financial and operating performance, strategic and competitive advantages, leadership and future opportunities, as well as the economy and other future events or circumstances. Valvoline’s expectations and assumptions include, without limitation, internal forecasts and analyses of current and future market conditions and trends, management plans and strategies, operating efficiencies and economic conditions (such as prices, supply and demand, cost of raw materials, and the ability to recover raw material cost increases through price increases), and risks and uncertainties associated with the following: demand for Valvoline’s products and services; sales growth in emerging markets; the prices and margins of Valvoline’s products and services; the strength of Valvoline’s reputation and brand; Valvoline’s ability to develop and successfully market new products and implement its digital platforms; Valvoline’s ability to retain its largest customers; potential product liability claims; achievement of the expected benefits of the Separation; Valvoline’s substantial indebtedness (including the possibility that such indebtedness and related restrictive covenants may adversely affect Valvoline’s future cash flows, results of operations, financial condition and Valvoline’s ability to repay debt) and other liabilities; operating as a stand-alone public company; Valvoline’s ongoing relationship with Ashland; failure, caused by Valvoline, of the Stock Distribution to Ashland shareholders to qualify for tax-free treatment, which may result in significant tax liabilities to Ashland for which Valvoline may be required to indemnify Ashland; and the impact of acquisitions and/or divestitures Valvoline has made or may make (including the possibility that Valvoline may not realize the anticipated benefits from such transactions or difficulties with integration). These forward-looking statements are subject to a number of known and unknown risks, uncertainties and assumptions, including, without limitation, risks and uncertainties affecting Valvoline that are described in its most recent Form 10-K (including in Item 1A Risk Factors and “Use of estimates, risks and uncertainties” in Note 2 of Notes to Consolidated Financial Statements) filed with the SEC, which is available on Valvoline’s website at http://investors.valvoline.com/sec-filings. In light of these risks, uncertainties and assumptions, the forward-looking events and circumstances discussed in this news release may not occur, and actual results could differ materially and adversely from those anticipated or implied in the forward-looking statements.
You should not rely upon forward-looking statements as predictions of future events. Although Valvoline believes that the expectations reflected in these forward-looking statements are reasonable, Valvoline cannot guarantee that the expectations reflected herein will be achieved. In light of the significant uncertainties in these forward-looking statements, you should not regard these statements as a representation or warranty by Valvoline or any other person that Valvoline will achieve its objectives and plans in any specified time frame, or at all. These forward-looking statements speak only as of the date of this news release. Except as required by law, Valvoline assumes no obligation to update or revise these forward-looking statements for any reason, even if new information becomes available in the future.
All forward-looking statements attributable to Valvoline are expressly qualified in their entirety by these cautionary statements as well as others made in this news release and hereafter in Valvoline’s other SEC filings and public communications. You should evaluate all forward-looking statements made by Valvoline in the context of these risks and uncertainties.
Financial results are preliminary until Valvoline's Form 10-Q is filed with the SEC.
TM Trademark, Valvoline or its subsidiaries, registered in various countries
SM Service mark, Valvoline or its subsidiaries, registered in various countries
FOR FURTHER INFORMATION
Investor Relations
Sean T. Cornett
+1 (859) 357-2798
scornett@valvoline.com

Media Relations
Valerie Schirmer
+1 (859) 357-3235
vschirmer@valvoline.com

Valvoline Inc. and Consolidated Subsidiaries				Table 1
STATEMENTS OF CONSOLIDATED INCOME
(In millions except per share data - preliminary and unaudited)

	Three months ended		Six months ended
	March 31		March 31
	2017	2016	2017	2016

Sales	$514	$480	$1,003	$936
Cost of sales (a)	316	288	620	568
GROSS PROFIT	198	192	383	368
Selling, general and administrative expense (b)	97	93	192	180
Pension and other postretirement plan non-service income and remeasurement adjustments, net	(17)	1	(43)	(1)
Separation costs	6	—	12	—
Equity and other income	(5)	(6)	(15)	(11)
OPERATING INCOME	117	104	237	200
Net interest and other financing expense	8	—	18	—
Net loss on acquisition	—	(1)	—	(1)
INCOME BEFORE INCOME TAXES	109	103	219	199
Income tax expense	38	35	76	66
NET INCOME	$71	$68	$143	$133

BASIC AND DILUTED EARNINGS PER SHARE	$0.35	$0.33	$0.70	$0.65

BASIC AND DILUTED COMMON SHARES OUTSTANDING	205	205	205	205

(a)
Cost of sales includes pension and other postretirement plan non-service income and remeasurement adjustments of approximately $1 million of expense and $1 million of income for the three and six months ended March 31, 2016, respectively.

(b)	Includes approximately $20 million and $41 million of corporate expenses allocated from Ashland for the three months and six months ended March 31, 2016, respectively.

Valvoline Inc. and Consolidated Subsidiaries		Table 2
CONDENSED CONSOLIDATED BALANCE SHEETS
(In millions - preliminary and unaudited)
	March 31	September 30
	2017	2016
ASSETS
Current assets
Cash and cash equivalents	$135	$172
Accounts receivable	405	363
Inventories	156	139
Other assets	36	56
Total current assets	732	730

Noncurrent assets
Property, plant and equipment
Cost	765	727
Accumulated depreciation	416	403
Net property, plant and equipment	349	324

Goodwill and intangibles	317	267
Equity method investments	30	26
Deferred income taxes	393	389
Other assets	86	89
Total noncurrent assets	1,175	1,095

Total assets	$1,907	$1,825

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities
Short-term debt	$75	$—
Current portion of long-term debt	16	19
Trade and other payables	170	177
Accrued expenses and other liabilities	210	204
Total current liabilities	471	400

Noncurrent liabilities
Long-term debt	646	724
Employee benefit obligations	833	886
Deferred income taxes	2	2
Other liabilities	173	143
Total noncurrent liabilities	1,654	1,755

Stockholders’ (deficit) equity	(218)	(330)

Total liabilities and stockholders' (deficit) equity	$1,907	$1,825

Valvoline Inc. and Consolidated Subsidiaries		Table 3
STATEMENTS OF CONSOLIDATED CASH FLOWS
(In millions - preliminary and unaudited)
	Six months ended
	March 31
	2017	2016
CASH FLOWS FROM OPERATING ACTIVITIES
Net income	$143	$133
Adjustments to reconcile net income to cash flows from operating activities
Depreciation and amortization	18	19
Debt issuance cost amortization	2	—
Equity income from affiliates	(7)	(7)
Distributions from equity affiliates	3	8
Net loss on acquisition	—	1
Pension contributions	(10)	(2)
Gain on pension and other postretirement plan remeasurements	(8)	—
Stock-based compensation expense	3	—
Change in operating assets and liabilities (a)	(74)	(61)
Total cash provided by operating activities	70	91

CASH FLOWS FROM INVESTING ACTIVITIES
Additions to property, plant and equipment	(27)	(14)
Acquisitions, net of cash acquired	(48)	(67)
Other investing activities, net	(1)	—
Total cash used in investing activities	(76)	(81)

CASH FLOWS FROM FINANCING ACTIVITIES
Net transfers to Parent	(2)	(10)
Proceeds from borrowings	75	—
Repayments on borrowings	(83)	—
Cash dividends paid	(20)	—
Total cash used in financing activities	(30)	(10)
Effect of currency exchange rate changes on cash and cash equivalents	(1)	—
DECREASE IN CASH AND CASH EQUIVALENTS	(37)	—
Cash and cash equivalents - beginning of period	172	—
CASH AND CASH EQUIVALENTS - END OF PERIOD	$135	$—

(a) Excludes changes resulting from operations acquired or sold.

Valvoline Inc. and Consolidated Subsidiaries								Table 4
FINANCIAL INFORMATION BY OPERATING SEGMENT
(In millions - preliminary and unaudited)

	Three Months Ended
	March 31
	2017				2016
	Sales	Operating income	Depreciation and amortization	EBITDA	Sales	Operating income	Depreciation and amortization	EBITDA
Core North America	$253	$57	$3	$60	$248	$59	$4	$63
Quick Lubes	128	31	5	36	113	29	4	33
International	133	18	1	19	119	17	2	19
Total operating segments	514	106	9	115	480	105	10	115
Unallocated and other (a)		11		11		(1)		(2)
Total results	514	117	9	126	480	104	10	113
Key items:
Loss on pension and other postretirement plan remeasurements		—		—		5		5
Separation costs		6		6		—		—
Net loss on acquisition				—				1
Adjusted results	$514	$123	$9	$132	$480	$109	$10	$119

	Six Months Ended
	March 31
	2017				2016
	Sales	Operating income	Depreciation and amortization	EBITDA	Sales	Operating income	Depreciation and amortization	EBITDA
Core North America	$490	$108	$6	$114	$489	$112	$8	$120
Quick Lubes	255	60	10	70	213	52	8	60
International	258	38	2	40	234	33	3	36
Total operating segments	1,003	206	18	224	936	197	19	216
Unallocated and other (a)		31		31		3		2
Total results	1,003	237	18	255	936	200	19	218
Key items:
(Gain) loss on pension and other postretirement plan remeasurements		(8)		(8)		5		5
Separation costs		12		12		—		—
Net loss on acquisition				—				1
Adjusted results	$1,003	$241	$18	$259	$936	$205	$19	$224

(a) Unallocated and other includes pension and other postretirement plan non-service income and remeasurement adjustments, separation costs and certain other corporate and non-operational costs.

Valvoline Inc. and Consolidated Subsidiaries				Table 5
INFORMATION BY OPERATING SEGMENT
(In millions - preliminary and unaudited)

	Three months ended		Six months ended
	March 31		March 31
	2017	2016	2017	2016
CORE NORTH AMERICA
Lubricant sales (gallons)	24.6	25.8	48.7	49.4
Premium lubricants (percent of U.S. branded volumes)	46.5%	41.5%	45.2%	40.6%
Gross profit as a percent of sales (a)	42.2%	43.8%	41.6%	42.6%
QUICK LUBES
Lubricant sales (gallons)	5.5	4.8	10.8	9.4
Premium lubricants (percent of U.S. branded volumes)	59.5%	56.5%	59.1%	56.2%
Gross profit as a percent of sales (a)	39.7%	41.9%	39.9%	41.2%
Valvoline operated same-store sales	2.1%	7.1%	5.7%	6.4%
Franchised same-store sales	4.7%	8.4%	6.7%	8.1%
INTERNATIONAL
Lubricant sales (gallons) (b)	14.9	13.2	28.6	25.4
Lubricant sales (gallons), including unconsolidated joint ventures	24.0	21.3	47.0	41.6
Premium lubricants (percent of lubricant volumes)	26.6%	30.3%	27.0%	29.5%
Gross profit as a percent of sales (a)	30.5%	30.5%	30.6%	30.3%

(a)	Gross profit as a percent of sales is defined as sales, less cost of sales divided by sales.
(b)	Excludes volumes from unconsolidated joint ventures.

Valvoline Inc. and Consolidated Subsidiaries					Table 6
QUICK LUBES STORE INFORMATION
(Preliminary and unaudited)

	Company-owned
	Second Quarter 2017	First Quarter 2017	Fourth Quarter 2016	Third Quarter 2016	Second Quarter 2016

Beginning of period	347	342	333	331	282
Opened	—	—	2	—	1
Acquired	28	—	—	1	47
Conversions between company-owned and franchise	—	5	7	1	1
Closed	(1)	—	—	—	—
End of period	374	347	342	333	331

	Franchise
	Second Quarter 2017	First Quarter 2017	Fourth Quarter 2016	Third Quarter 2016	Second Quarter 2016

Beginning of period	729	726	722	721	674
Opened	7	10	12	4	6
Acquired	—	—	—	—	42
Conversions between company-owned and franchise	—	(5)	(7)	(1)	(1)
Closed	(2)	(2)	(1)	(2)	—
End of period	734	729	726	722	721

Total VIOC Stores	1,108	1,076	1,068	1,055	1,052

	Express Care
	Second Quarter 2017	First Quarter 2017	Fourth Quarter 2016	Third Quarter 2016	Second Quarter 2016

Number of locations at end of period	313	353	347	341	340

Valvoline Inc. and Consolidated Subsidiaries				Table 7
RECONCILIATION OF NON-GAAP DATA - NET INCOME AND DILUTED EARNINGS PER SHARE
(In millions, except per share data - preliminary and unaudited)

	Three months ended		Six months ended
	March 31		March 31
	2017	2016	2017	2016
OPERATING INCOME (LOSS)
*(Loss) gain on pension and other postretirement plan remeasurements	$—	$(5)	$8	(5)
*Separation costs	(6)	—	(12)	—
All other operating income	123	109	241	205
Operating income	117	104	237	200

NET INTEREST AND OTHER FINANCING EXPENSE	8	—	18	—

*NET LOSS ON ACQUISITION	—	(1)	—	(1)

INCOME TAX EXPENSE
*Income tax expense of key items	2	2	1	2
All other income tax expense	36	33	75	64
	38	35	76	66

NET INCOME	$71	$68	$143	$133

BASIC AND DILUTED EARNINGS PER SHARE	$0.35	$0.33	$0.70	$0.65
Diluted earnings per share impact from key items	0.02	0.02	0.02	0.02
ADJUSTED DILUTED EARNINGS PER SHARE FROM NET INCOME	$0.37	$0.35	$0.72	$0.67

* These items are considered "key items."

Valvoline Inc. and Consolidated Subsidiaries				Table 8
RECONCILIATION OF NON-GAAP DATA - ADJUSTED EBITDA
(In millions - preliminary and unaudited)
	Three months ended		Six months ended
	March 31		March 31
	2017	2016	2017	2016
Adjusted EBITDA - Valvoline
Net income	$71	$68	$143	$133
Add:
Income tax expense	38	35	76	66
Net interest and other financing expense	8	—	18	—
Depreciation and amortization	9	10	18	19
EBITDA	126	113	255	218
Key items (a):
Loss (gain) on pension and other postretirement plan remeasurements	—	5	(8)	5
Separation costs	6	—	12	—
Net loss on acquisition	—	1	—	1
Adjusted EBITDA	$132	$119	$259	$224

(a) All key items were recorded in Unallocated and Other. The table below reconciles Unallocated and Other operating income to Adjusted EBITDA.

Adjusted EBITDA - Unallocated and Other
Operating Income (Loss)	$11	$(1)	$31	$3
Add:
Depreciation and amortization	—	—	—	—
EBITDA	11	(1)	31	3
Loss (gain) on pension and other postretirement plan remeasurements	—	5	(8)	5
Separation costs	6	—	12	—
Net loss on acquisition	—	1	—	1
Adjusted EBITDA	$17	$5	$35	$9

Valvoline Inc. and Consolidated Subsidiaries		Table 9
RECONCILIATION OF NON-GAAP DATA - FREE CASH FLOW
(In millions - preliminary and unaudited)

	Six months ended
	March 31
Free cash flow (a)	2017	2016
Total cash flows provided by operating activities	$70	$91
Less:
Additions to property, plant and equipment	(27)	(14)
Free cash flows	$43	$77

(a)	Free cash flow is defined as cash flows provided by operating activities less additions to property, plant and equipment.